EXHIBIT 99.1

WTW Reports Third Quarter 2025 Earnings

  Revenue1 of $2.3 billion was flat compared to prior-year quarter due to the sale of TRANZACT
  Organic Revenue growth of 5% for the quarter
  Diluted Earnings per Share2 was $3.11 for the quarter
  Adjusted Diluted Earnings per Share was $3.07 for the quarter, up 11% over prior year3
  Operating Margin2 was 18.3% for the quarter
  Adjusted Operating Margin was 20.4% for the quarter, up 230 basis points from prior year

LONDON, Oct. 30, 2025 (GLOBE NEWSWIRE) -- WTW (NASDAQ: WTW) (the “Company”), a leading global advisory, broking and solutions company, today announced financial results for the third quarter ended September 30, 2025.

“WTW’s market-leading solutions and focused execution on our strategy drove another quarter of strong results,” said Carl Hess, WTW’s Chief Executive Officer. “In the third quarter, we delivered a solid revenue performance, alongside strong operating margin expansion and earnings per share growth. As we enter the fourth quarter, our sustained momentum and continued traction in the market give us confidence in our ability to reach our full year financial goals, despite macro uncertainty. I’d like to thank our colleagues for their hard work, commitment to our clients and support of one another.”

Consolidated Results

As reported, USD millions, except %

Key Metrics	Q3-25	Q3-24[3]	Y/Y Change
Revenue[1]	$2,288	$2,289	Reported 0% | CC (1)% | Organic 5%
Income/(Loss) from Operations[2]	$418	$(766)	NM
Operating Margin %[2]	18.3%	(33.5)%	NM
Adjusted Operating Income	$467	$414	13%
Adjusted Operating Margin %	20.4%	18.1%	230 bps
Net Income/(Loss)[2]	$306	$(1,672)	NM
Adjusted Net Income	$301	$282	7%
Diluted EPS[2]	$3.11	$(16.44)	NM
Adjusted Diluted EPS	$3.07	$2.77	11%

1 The revenue amounts included in this release are presented on a U.S. GAAP basis except where stated otherwise. The segment discussion is on an organic basis.
2 Income in Operations, Operating Margin, Net Income and Diluted EPS for the third quarter of 2025 over the prior-year period is not meaningful (NM) given the pre-tax non-cash losses and impairment charges for the third quarter of 2024 relating to the sale of TRANZACT.
3 Refer to "WTW Non-GAAP Measures" below and the Q3-25 Supplemental Slides for recast of historical Non-GAAP measures.

Revenue was $2.29 billion for the third quarter of 2025, which was flat compared to $2.29 billion for the same period in the prior year due to the sale of TRANZACT. Excluding the impact of foreign currency, revenue decreased 1%. On an organic basis, revenue increased 5%. See Supplemental Segment Information for additional detail on book-of-business settlements and interest income included in revenue.

Net Income for the third quarter of 2025 was $306 million compared to Net Loss of $1.67 billion in the prior-year third quarter. Adjusted EBITDA for the third quarter was $515 million, or 22.5% of revenue, an increase of 8%, compared to Adjusted EBITDA of $479 million, or 20.9% of revenue, in the prior-year third quarter. The U.S. GAAP tax rate for the third quarter was 19.7%, and the adjusted income tax rate for the third quarter used in calculating adjusted diluted earnings per share was 22.4%.

Cash Flow and Capital Allocation

Cash flows from operating activities were $1.0 billion for the nine months ended September 30, 2025, compared to cash flows from operating activities of $913 million for the same prior-year period. Free cash flow for the nine months ended September 30, 2025 and 2024 was $838 million and $724 million, respectively, an increase of $114 million. The increase was primarily due to operating margin expansion and the abatement of remaining Transformation program cash outflows. During the quarter ended September 30, 2025, the Company repurchased 1,848,098 of its outstanding shares for $600 million.

Third Quarter 2025 Segment Highlights

Health, Wealth & Career (“HWC”)

As reported, USD millions, except %

Health, Wealth & Career	Q3-25	Q3-24	Y/Y Change
Total Revenue	$1,261	$1,328	Reported (5)% | CC (6)% | Organic 4%
Operating Income	$361	$329	10%
Operating Margin %	28.6%	24.7%	390 bps

The HWC segment had revenue of $1.26 billion in the third quarter of 2025, a decrease of 5% (6% decrease constant currency and organic growth of 4%) from $1.33 billion in the prior year due to the sale of TRANZACT. Health delivered organic revenue growth, with increases across all regions, partially offset by prior-year book-of-business settlement activity. Wealth generated organic revenue growth from strong levels of Retirement work in Great Britain and North America, as well as growth in our Investments business from new products and client wins. Career revenue growth is largely attributed to strong demand for advisory project work in Europe. A change in compensation survey delivery patterns moved some revenue from this quarter to the fourth quarter. Benefits Delivery & Outsourcing revenue increased due to strong levels of project and core administration work within Europe which was tempered by lower commission revenue in North America.

Operating margins in the HWC segment increased 390 basis points from the prior-year third quarter to 28.6%, primarily due to the sale of TRANZACT. Excluding TRANZACT operating margins increased 100 basis points due to increased operating efficiencies. Please refer to the Supplemental Slides for TRANZACT's standalone historical financial results.

Risk & Broking (“R&B”)

As reported, USD millions, except %

Risk & Broking	Q3-25	Q3-24	Y/Y Change
Total Revenue	$1,007	$940	Reported 7% | CC 5% | Organic 6%
Operating Income	$189	$170	11%
Operating Margin %	18.8%	18.1%	0 bps

The R&B segment had revenue of $1.01 billion in the third quarter of 2025, an increase of 7% (5% increase constant currency and organic growth of 6%) from $940 million in the prior year. Corporate Risk & Broking’s (CRB) organic revenue growth was primarily driven by new business and revenue recognized from project-based placements within the global specialty businesses, offsetting the negative impact of insurance rate headwinds. Insurance Consulting and Technology (ICT) revenue was flat for the quarter as clients continued to manage spend more cautiously amid ongoing economic uncertainty.

Operating margins in the R&B segment increased 70 basis points from the prior-year third quarter to 18.8%. The increase was driven by operating leverage from strong organic revenue growth and savings from the Transformation program, partially offset by decreased interest income and foreign currency fluctuations.

Select 2025 Financial Considerations

Changes to Non-GAAP financial measures:

  All reported non-GAAP metrics will exclude non-cash net periodic pension and postretirement benefits
  Free cash flow and free cash flow margin will capture cash outflows for capitalized software costs
  Refer to Supplemental Slides for recast of historical Non-GAAP measures

Business mix:

  TRANZACT business, which contributed $1.14 to adjusted diluted earnings per share in 2024, is no longer part of the business portfolio following the completion of the TRANZACT sale in the fourth quarter of 2024
  Reinsurance joint venture with Bain Capital expected to be a headwind on adjusted diluted earnings per share of approximately $0.20, which will be partially mitigated by gains from other equity investments, resulting in a net headwind of approximately $0.10 per share at the interest in earnings of associates level

Free cash flow:

  Expect cash outflows in 2025 from the payment of accrued costs related to the Transformation program which concluded in 2024

Capital allocation:

  Expect share repurchases of ~$1.5 billion, subject to market conditions and potential capital allocation to organic and inorganic investment opportunities

Foreign exchange:

  Expect a foreign currency tailwind on adjusted diluted earnings per share of approximately $0.15 in the fourth quarter of 2025 and approximately $0.10 for the full year 2025 at today's rates

Adjusted operating margin outlook:

  ~100 basis points of average annual margin expansion over next 3 years in R&B
  Incremental annual margin expansion at HWC and enterprise levels

The 2025 Financial Considerations above include Non-GAAP financial measures. We do not reconcile forward-looking Non-GAAP measures for reasons explained under "WTW Non-GAAP Measures" below.

Conference Call

The Company will host a conference call to discuss the financial results for the third quarter 2025. It will be held on Thursday, October 30, 2025, beginning at 9:00 a.m. Eastern Time. A live, listen-only webcast of the conference call will be available on WTW’s website. Analysts and institutional investors may participate in the conference call’s question-and-answer session by registering in advance here. An online replay will be available at investors.wtwco.com shortly after the call concludes.

About WTW

At WTW (NASDAQ: WTW), we provide data-driven, insight-led solutions in the areas of people, risk and capital. Leveraging the global view and local expertise of our colleagues serving 140 countries and markets, we help organizations sharpen their strategy, enhance organizational resilience, motivate their workforce and maximize performance. Working shoulder to shoulder with our clients, we uncover opportunities for sustainable success—and provide perspective that moves you. Learn more at www.wtwco.com.

WTW Non-GAAP Measures

In order to assist readers of our consolidated financial statements in understanding the core operating results that WTW’s management uses to evaluate the business and for financial planning, we present the following non-GAAP measures: (1) Constant Currency Change, (2) Organic Change, (3) Adjusted Operating Income/Margin, (4) Adjusted EBITDA/Margin, (5) Adjusted Net Income, (6) Adjusted Diluted Earnings Per Share, (7) Adjusted Income Before Taxes, (8) Adjusted Income Taxes/Tax Rate, (9) Free Cash Flow and (10) Free Cash Flow Margin.

We believe that those measures are relevant and provide pertinent information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating performance, and in the case of free cash flow, our liquidity results.

Within the measures referred to as ‘adjusted’, we adjust for significant items which will not be settled in cash, or which we believe to be items that are not core to our current or future operations. Some of these items may not be applicable for the current quarter, however they may be part of our full-year results. Additionally, we have historically adjusted for certain items which are not described below, but for which we may adjust in a future period when applicable. Items applicable to the quarter or full year results, or the comparable periods, include the following:

  Restructuring costs and transaction and transformation – Management believes it is appropriate to adjust for restructuring costs and transaction and transformation when they relate to a specific significant program with a defined set of activities and costs that are not expected to continue beyond a defined period of time, or significant acquisition-related transaction expenses. We believe the adjustment is necessary to present how the Company is performing, both now and in the future when the incurrence of these costs will have concluded.
  Impairment – Adjustment to remove the non-cash goodwill impairment associated with our Benefits, Delivery and Administration (‘BDA’) reporting unit related to the sale of our TRANZACT business.
  Provisions for specified litigation matters – We will include provisions for litigation matters which we believe are not representative of our core business operations. Among other things, we determine this by reference to the amount of the loss (net of insurance and other recovery receivables) and by reference to whether the matter relates to an unusual and complex scenario that is not expected to be repeated as part of our ongoing, ordinary business. These amounts are presented net of insurance and other recovery receivables. See the footnotes to the reconciliation tables below for more specificity on the litigation matter excluded from adjusted results.
  Gains and losses on disposals of operations – Adjustment to remove the gains or losses resulting from disposed operations that have not been classified as discontinued operations.
  Net periodic pension and postretirement benefits – Adjustment to remove the recognition of net periodic pension and postretirement benefits (including pension settlements), other than service costs. We have included this adjustment as applicable in our prior-period disclosures in order to conform to the current-period presentation.
  Tax effect of significant adjustments – Relates to the incremental tax expense or benefit resulting from significant or unusual events including significant statutory tax rate changes enacted in material jurisdictions in which we operate, internal reorganizations of ownership of certain businesses that reduced the investment held by our U.S.-controlled subsidiaries and the recovery of certain refunds or payment of taxes related to businesses in which we no longer participate.

We evaluate our revenue on an as reported (U.S. GAAP), constant currency and organic basis. We believe presenting constant currency and organic information provides valuable supplemental information regarding our comparable results, consistent with how we evaluate our performance internally.

We consider Constant Currency Change, Organic Change, Adjusted Operating Income/Margin, Adjusted EBITDA/Margin, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Income Before Taxes, Adjusted Income Taxes/Tax Rate and Free Cash Flow to be important financial measures, which are used to internally evaluate and assess our core operations and to benchmark our operating and liquidity results against our competitors. These non-GAAP measures are important in illustrating what our comparable operating and liquidity results would have been had we not incurred transaction-related and non-recurring items. Reconciliations of these measures are included in the accompanying tables with the following exception: The Company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible; and because not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure, is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

Our non-GAAP measures and their accompanying definitions are presented as follows:

Constant Currency Change – Represents the year-over-year change in revenue excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the prior year revenue, translated at the current year monthly average exchange rates, to the current year as reported revenue, for the same period. We believe constant currency measures provide useful information to investors because they provide transparency to performance by excluding the effects that foreign currency exchange rate fluctuations have on period-over-period comparability given volatility in foreign currency exchange markets.

Organic Change – Excludes the impact of fluctuations in foreign currency exchange rates, as described above and the period-over-period impact of acquisitions and divestitures on current-year revenue. We believe that excluding transaction-related items from our U.S. GAAP financial measures provides useful supplemental information to our investors, and it is important in illustrating what our core operating results would have been had we not included these transaction-related items, since the nature, size and number of these transaction-related items can vary from period to period.

Adjusted Operating Income/Margin – Income/(Loss) from operations adjusted for impairment, amortization, restructuring costs, transaction and transformation and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted operating income margin is calculated by dividing adjusted operating income by revenue. We consider adjusted operating income/margin to be important financial measures, which are used internally to evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted EBITDA/Margin – Net Income/(Loss) adjusted for provision for/(benefit from) income taxes, interest expense, impairment, depreciation and amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations, net periodic pension and postretirement benefits, and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted EBITDA Margin is calculated by dividing adjusted EBITDA by revenue. We consider adjusted EBITDA/margin to be important financial measures, which are used internally to evaluate and assess our core operations, to benchmark our operating results against our competitors and to evaluate and measure our performance-based compensation plans.

Adjusted Net Income – Net Income/(Loss) Attributable to WTW adjusted for impairment, amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations, net periodic pension and postretirement benefits, and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results and the related tax effect of those adjustments and the tax effects of internal reorganizations. This measure is used solely for the purpose of calculating adjusted diluted earnings per share.

Adjusted Diluted Earnings Per Share – Adjusted Net Income divided by the weighted-average number of ordinary shares, diluted. Adjusted diluted earnings per share is used to internally evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted Income Before Taxes – Income/(Loss) from operations before income taxes and interest in earnings of associates adjusted for impairment, amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations, net periodic pension and postretirement benefits, and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted income before taxes is used solely for the purpose of calculating the adjusted income tax rate.

Adjusted Income Taxes/Tax Rate – (Provision for)/benefit from income taxes adjusted for taxes on certain items of impairment, amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations, net periodic pension and postretirement benefits, the tax effects of significant adjustments and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results, divided by adjusted income before taxes. Adjusted income taxes is used solely for the purpose of calculating the adjusted income tax rate. Management believes that the adjusted income tax rate presents a rate that is more closely aligned to the rate that we would incur if not for the reduction of pre-tax income for the adjusted items and the tax effects of internal reorganizations, which are not core to our current and future operations.

Free Cash Flow – Cash flows from operating activities less cash used to purchase fixed assets and software. Free Cash Flow is a liquidity measure and is not meant to represent residual cash flow available for discretionary expenditures. Management believes that free cash flow presents the core operating performance and cash-generating capabilities of our business operations. As a result of our change in presentation, free cash flow for the prior period has been adjusted to conform to the current period, which includes the deduction of our capitalized software costs.

Free Cash Flow Margin – Free Cash Flow as a percentage of revenue, which represents how much of revenue would be realized on a cash basis. We consider this measure to be a meaningful metric for tracking cash conversion on a year-over-year basis due to the non-cash nature of our pension income, which is included in our GAAP and Non-GAAP earnings metrics presented herein.

These non-GAAP measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-GAAP measures should be considered in addition to, and not as a substitute for, the information contained within our condensed consolidated financial statements.

WTW Forward-Looking Statements

This document contains ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, that address activities, events or developments that we expect or anticipate may occur in the future, including such things as: our outlook; the potential impact of natural or man-made disasters like health pandemics and other world health crises; future capital expenditures; ongoing working capital efforts; future share repurchases; financial results (including our revenue, costs or margins) and the impact of changes to tax laws on our financial results; existing and evolving business strategies including those related to acquisitions and dispositions; demand for our services and competitive strengths; strategic goals; the benefits of new initiatives; growth of our business and operations; the sustained health of our product, service, transaction, client, and talent assessment and management pipelines; our ability to successfully manage ongoing leadership, organizational and technology changes, including investments in improving systems and processes; our ability to implement and realize anticipated benefits of any cost-savings initiatives generated from our completed multi-year operational transformation program or other expense savings initiatives; our recognition of future impairment charges; and plans and references to future performance, including our future financial and operating results, short-term and long-term financial goals, plans, objectives, expectations and intentions, including with respect to free cash flow generation, adjusted net revenue, adjusted operating margin and adjusted earnings per share, are forward-looking statements. Also, when we use words such as ‘may’, ‘will’, ‘would’, ‘anticipate’, ‘believe’, ‘estimate’, ‘expect’, ‘intend’, ‘plan’, ‘continues’, ‘seek’, ‘target’, ‘goal’, ‘focus’, ‘probably’, or similar expressions, we are making forward-looking statements. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following: our ability to successfully establish, execute and achieve our global business strategy as it evolves; our ability to fully realize the anticipated benefits of our growth strategy, including inorganic growth through acquisitions; our ability to achieve our short-term and long-term financial goals, such as with respect to our cash flow generation, and the timing with respect to such achievement; the risks related to changes in general economic conditions, business and political conditions, changes in the financial markets, inflation, credit availability, increased interest rates, changes in trade policies, increased tariffs and retaliatory actions; the risks to our short-term and long-term financial goals from any of the risks or uncertainties set forth herein; the risks relating to the adverse impacts of macroeconomic trends, including those relating to changes in trade policies and tariffs, as well as political events, war, such as the Russia-Ukraine war, and other international disputes, terrorism, natural disasters, public health issues and other business interruptions on the global economy and capital markets, such as uncertainty in the global markets, inflation, changes in interest rates and recessionary trends, changes in spending by government agencies and contractors, which could have a material adverse effect on our business, financial condition, results of operations and long-term goals; our ability to successfully hedge against fluctuations in foreign currency rates; the risks relating to the adverse impacts of natural or man-made disasters such as health pandemics and other world health crises on the demand for our products and services, our cash flows and our business operations; material interruptions to or loss of our information processing capabilities, or failure to effectively maintain and upgrade our information technology resources and systems and related risks of cybersecurity breaches or incidents; our ability to comply with complex and evolving regulations related to data privacy, cybersecurity and artificial intelligence; the risks relating to the transitional arrangements in effect subsequent to our completed sale of TRANZACT; significant competition that we face and the potential for loss of market share and/or profitability; the impact of seasonality and differences in timing of renewals and non-recurring revenue increases from disposals and book-of-business sales; the insufficiency of client data protection, potential breaches of information systems or insufficient safeguards against cybersecurity breaches or incidents; the risk of increased liability or new legal claims arising from our new and existing products and services, and expectations, intentions and outcomes relating to outstanding litigation; the risk of substantial negative outcomes on existing or potential future litigation or investigation matters; changes in the regulatory environment in which we operate, including, among other risks, the impacts of pending competition law and regulatory investigations; various claims, government inquiries or investigations or the potential for regulatory action; our ability to make divestitures or acquisitions, including our ability to integrate or manage acquired businesses or carve-out businesses to be disposed, as well as our ability to identify and successfully execute on opportunities for strategic collaboration; our ability to integrate direct-to-consumer sales and marketing solutions with our existing offerings and solutions; our ability to successfully manage ongoing organizational changes, including as a result of our recently-completed multi-year operational transformation program, investments in improving systems and processes, and in connection with our acquisition and divestiture activities; disasters or business continuity problems; our ability to successfully enhance our billing, collection and other working capital efforts, and thereby increase our free cash flow; our ability to properly identify and manage conflicts of interest; reputational damage, including from association with third parties; reliance on third-party service providers and suppliers; risks relating to changes in our management structures and in senior leadership; the loss of key employees or a large number of employees and rehiring rates; our ability to maintain our corporate culture; doing business internationally, including the impact of global trade policies and retaliatory considerations as well as foreign currency exchange rates; compliance with extensive government regulation; the risk of sanctions imposed by governments, or changes to associated sanction regulations (such as sanctions imposed on Russia) and related counter-sanctions; our ability to effectively apply technology, data and analytics solutions, including through the use of artificial intelligence, for internal operations, maintaining industry standards, meeting client preferences and gaining competitive advantage, among other things; changes and developments in the insurance industry or the U.S. healthcare system, including those related to Medicare, and any other changes and developments in legal, regulatory, economic, business or operational conditions that could impact our businesses; the inability to protect our intellectual property rights, or the potential infringement upon the intellectual property rights of others; fluctuations in our pension assets and liabilities and related changes in pension income, including as a result of, related to, or derived from movements in the interest rate environment, investment returns, inflation, or changes in other assumptions that are used to estimate our benefit obligations and their effect on adjusted earnings per share; our capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each; our ability to obtain financing on favorable terms or at all; adverse changes in our credit ratings; the impact of recent or potential changes to U.S. or foreign laws, and the enactment of additional, or the revision of existing, state, federal, and/or foreign laws and regulations, recent judicial decisions and development of case law, other regulations and any policy changes and legislative actions, including those that may impose additional excise taxes or impact our effective tax rate; U.S. federal income tax consequences to U.S. persons owning at least 10% of our shares; changes in accounting principles, estimates or assumptions; our recognition of future impairment charges; risks relating to or arising from environmental, social and governance (‘ESG’) practices; fluctuation in revenue against our relatively fixed or higher-than-expected expenses; the risk that investment levels across our portfolio increase, which can amplify the impact of market downturns; the laws of Ireland being different from the laws of the U.S. and potentially affording less protections to the holders of our securities; and our holding company structure potentially preventing us from being able to receive dividends or other distributions in needed amounts from our subsidiaries.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information, please see Part I, Item 1A in our Annual Report on Form 10-K, and our subsequent filings with the SEC. Copies are available online at http://www.sec.gov or www.wtwco.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. Given the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. With regard to these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Contact

INVESTORS

Claudia De La Hoz | Claudia.Delahoz@wtwco.com

WTW Supplemental Segment Information (In millions of U.S. dollars) (Unaudited)
REVENUE
				Components of Revenue Change(i)
				Less:		Less:
	Three Months Ended September 30,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2025	2024	% Change	Impact	Change	Divestitures	Change

Health, Wealth & Career
Revenue excluding interest income	$1,253	$1,320	(5)%	1%	(6)%	(11)%	4%
Interest income	8	8
Total	1,261	1,328	(5)%	1%	(6)%	(11)%	4%

Risk & Broking
Revenue excluding interest income	$979	$911	7%	2%	6%	0%	6%
Interest income	28	29
Total	1,007	940	7%	2%	5%	0%	6%

Segment Revenue	$2,268	$2,268	0%	1%	(1)%	(6)%	5%
Corporate, reimbursable expenses and other	14	15
Interest income	6	6
Revenue	$2,288	$2,289	0%	1%	(1)%	(6)%	5%(ii)

				Components of Revenue Change(i)
				Less:		Less:
	Nine Months Ended September 30,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2025	2024	% Change	Impact	Change	Divestitures	Change

Health, Wealth & Career
Revenue excluding interest income	$3,584	$3,898	(8)%	0%	(8)%	(12)%	4%
Interest income	22	26
Total	3,606	3,924	(8)%	0%	(9)%	(12)%	4%

Risk & Broking
Revenue excluding interest income	$3,008	$2,811	7%	0%	7%	0%	7%
Interest income	73	86
Total	3,081	2,897	6%	0%	6%	0%	6%

Segment Revenue	$6,687	$6,821	(2)%	0%	(2)%	(7)%	5%
Corporate, reimbursable expenses and other	59	56
Interest income	26	18
Revenue	$6,772	$6,895	(2)%	0%	(2)%	(7)%	5%(ii)

(i) Components of revenue change may not add due to rounding.
(ii) Interest income did not contribute to organic change for the three and nine months ended September 30, 2025.

BOOK-OF-BUSINESS SETTLEMENTS AND INTEREST INCOME

	Three Months Ended September 30,
	HWC		R&B		Corporate		Total
	2025	2024	2025	2024	2025	2024	2025	2024
Book-of-business settlements	$—	$3	$6	$4	$—	$—	$6	$7
Interest income	8	8	28	29	6	6	42	43
Total	$8	$11	$34	$33	$6	$6	$48	$50

	Nine Months Ended September 30,
	HWC		R&B		Corporate		Total
	2025	2024	2025	2024	2025	2024	2025	2024
Book-of-business settlements	$2	$3	$9	$8	$—	$—	$11	$11
Interest income	22	26	73	86	26	18	121	130
Total	$24	$29	$82	$94	$26	$18	$132	$141

SEGMENT OPERATING INCOME (i)

	Three Months Ended September 30,
	2025	2024

Health, Wealth & Career	$361	$329
Risk & Broking	189	170
Segment Operating Income	$550	$499

	Nine Months Ended September 30,
	2025	2024

Health, Wealth & Career	$952	$941
Risk & Broking	637	575
Segment Operating Income	$1,589	$1,516

(i) Segment operating income excludes certain costs, including amortization of intangibles, restructuring costs, transaction and transformation expenses, certain litigation provisions, and to the extent that the actual expense based upon which allocations are made differs from the forecast/budget amount, a reconciling item will be created between internally-allocated expenses and the actual expenses reported for U.S. GAAP purposes.

SEGMENT OPERATING MARGINS

	Three Months Ended September 30,
	2025	2024
Health, Wealth & Career	28.6%	24.7%
Risk & Broking	18.8%	18.1%

	Nine Months Ended September 30,
	2025	2024
Health, Wealth & Career	26.4%	24.0%
Risk & Broking	20.7%	19.8%

RECONCILIATIONS OF SEGMENT OPERATING INCOME TO INCOME FROM OPERATIONS BEFORE INCOME TAXES

	Three Months Ended September 30,
	2025	2024

Segment Operating Income	$550	$499
Impairment(i)	—	(1,042)
Amortization	(47)	(56)
Restructuring costs	—	(8)
Transaction and transformation(ii)	(2)	(74)
Unallocated, net(iii)	(83)	(85)
Income/(loss) from Operations	418	(766)
Interest expense	(65)	(65)
Other income/(loss), net	37	(1,167)
Income/(loss) from operations before income taxes and interest in earnings of associates	$390	$(1,998)

	Nine Months Ended September 30,
	2025	2024

Segment Operating Income	$1,589	$1,516
Impairment(i)	—	(1,042)
Amortization	(144)	(176)
Restructuring costs	—	(29)
Transaction and transformation(ii)	(4)	(296)
Unallocated, net(iii)	(223)	(247)
Income/(loss) from Operations	1,218	(274)
Interest expense	(194)	(197)
Other loss, net	(18)	(1,118)
Income/(loss) from operations before income taxes and interest in earnings of associates	$1,006	$(1,589)

(i) Represents the non-cash goodwill impairment associated with our BDA reporting unit related to the sale of our TRANZACT business.
(ii) In addition to legal fees and other transaction costs, includes primarily consulting fees and compensation costs related to the Transformation program.
(iii) Includes certain costs, primarily related to corporate functions which are not directly related to the segments, and certain differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes.

WTW Reconciliations of Non-GAAP Measures (In millions of U.S. dollars, except per share data) (Unaudited)
RECONCILIATIONS OF NET INCOME/(LOSS) ATTRIBUTABLE TO WTW TO ADJUSTED DILUTED EARNINGS PER SHARE
	Three Months Ended September 30,
	2025	2024

Net income/(loss) attributable to WTW	$304	$(1,675)
Adjusted for certain items:
Impairment	—	1,042
Amortization	47	56
Restructuring costs	—	8
Transaction and transformation	2	74
Net periodic pension and postretirement benefits	(12)	(22)
(Gain)/loss on disposal of operations	(26)	1,190
Tax effect on certain items listed above(ii)	(9)	(391)
Tax effect of significant adjustments	(5)	—
Adjusted Net Income	$301	$282

Weighted-average ordinary shares, diluted	98	102

Diluted Earnings/(loss) Per Share	$3.11	$(16.44)
Adjusted for certain items:(iii)
Impairment	—	10.23
Amortization	0.48	0.55
Restructuring costs	—	0.08
Transaction and transformation	0.02	0.73
Net periodic pension and postretirement benefits	(0.12)	(0.22)
(Gain)/loss on disposal of operations	(0.27)	11.68
Tax effect on certain items listed above(ii)	(0.09)	(3.84)
Tax effect of significant adjustments	(0.05)	—
Adjusted Diluted Earnings Per Share(iii)	$3.07	$2.77

	Nine Months Ended September 30,
	2025	2024

Net income/(loss) attributable to WTW	$870	$(1,344)
Adjusted for certain items:
Impairment	—	1,042
Amortization	144	176
Restructuring costs	—	29
Transaction and transformation	4	296
Provision for specified litigation matter(i)	—	13
Net periodic pension and postretirement benefits	50	(65)
(Gain)/loss on disposal of operations	(40)	1,190
Tax effect on certain items listed above(ii)	(47)	(476)
Tax effect of significant adjustments	(79)	(7)
Adjusted Net Income	$902	$854

Weighted-average ordinary shares, diluted	100	103

Diluted Earnings/(loss) Per Share	$8.74	$(13.11)
Adjusted for certain items:(iii)
Impairment	—	10.17
Amortization	1.45	1.72
Restructuring costs	—	0.28
Transaction and transformation	0.04	2.89
Provision for specified litigation matter(i)	—	0.13
Net periodic pension and postretirement benefits	0.50	(0.63)
(Gain)/loss on disposal of operations	(0.40)	11.61
Tax effect on certain items listed above(ii)	(0.47)	(4.64)
Tax effect of significant adjustments	(0.79)	(0.07)
Adjusted Diluted Earnings Per Share(iii)	$9.07	$8.33

(i) Represents a provision related to potential litigation arising out of a structured insurance program originally placed for a client over 15 years ago. The program is of a type and complexity that was highly bespoke to the client and for that reason is unlikely to be exactly replicated elsewhere. Because of this, while we do not believe the potential litigation is material, we believe excluding this matter from adjusted results makes results more comparable from period to period and more representative of our core business operations.
(ii) The tax effect was calculated using an effective tax rate for each item.
(iii) Per share values and totals may differ due to rounding.

RECONCILIATIONS OF NET INCOME/(LOSS) TO ADJUSTED EBITDA

	Three Months Ended September 30,
	2025		2024

Net income/(loss)	$306	13.4%	$(1,672)	(73.0)%
Provision for/(benefit from) income taxes	77		(322)
Interest expense	65		65
Impairment	—		1,042
Depreciation	56		60
Amortization	47		56
Restructuring costs	—		8
Transaction and transformation	2		74
Net periodic pension and postretirement benefits	(12)		(22)
(Gain)/loss on disposal of operations	(26)		1,190
Adjusted EBITDA and Adjusted EBITDA Margin	$515	22.5%	$479	20.9%

	Nine Months Ended September 30,
	2025		2024

Net income/(loss)	$877	13.0%	$(1,336)	(19.4)%
Provision for/(benefit from) income taxes	121		(248)
Interest expense	194		197
Impairment	—		1,042
Depreciation	167		176
Amortization	144		176
Restructuring costs	—		29
Transaction and transformation	4		296
Provision for specified litigation matter(i)	—		13
Net periodic pension and postretirement benefits	50		(65)
(Gain)/loss on disposal of operations	(40)		1,190
Adjusted EBITDA and Adjusted EBITDA Margin	$1,517	22.4%	$1,470	21.3%

(i) Represents a provision related to potential litigation arising out of a structured insurance program originally placed for a client over 15 years ago. The program is of a type and complexity that was highly bespoke to the client and for that reason is unlikely to be exactly replicated elsewhere. Because of this, while we do not believe the potential litigation is material, we believe excluding this matter from adjusted results makes results more comparable from period to period and more representative of our core business operations.

RECONCILIATIONS OF INCOME/(LOSS) FROM OPERATIONS TO ADJUSTED OPERATING INCOME

	Three Months Ended September 30,
	2025		2024

Income/(loss) from operations and Operating margin	$418	18.3%	$(766)	(33.5)%
Adjusted for certain items:
Impairment	—		1,042
Amortization	47		56
Restructuring costs	—		8
Transaction and transformation	2		74
Adjusted operating income and Adjusted operating income margin	$467	20.4%	$414	18.1%

	Nine Months Ended September 30,
	2025		2024

Income/(loss) from operations and Operating margin	$1,218	18.0%	$(274)	(4.0)%
Adjusted for certain items:
Impairment	—		1,042
Amortization	144		176
Restructuring costs	—		29
Transaction and transformation	4		296
Provision for specified litigation matter(i)	—		13
Adjusted operating income and Adjusted operating income margin	$1,366	20.2%	$1,282	18.6%

(i) Represents a provision related to potential litigation arising out of a structured insurance program originally placed for a client over 15 years ago. The program is of a type and complexity that was highly bespoke to the client and for that reason is unlikely to be exactly replicated elsewhere. Because of this, while we do not believe the potential litigation is material, we believe excluding this matter from adjusted results makes results more comparable from period to period and more representative of our core business operations.

RECONCILIATIONS OF GAAP INCOME TAXES/TAX RATE TO ADJUSTED INCOME TAXES/TAX RATE

	Three Months Ended September 30,
	2025	2024

Income/(loss) from operations before income taxes and interest in earnings of associates	$390	$(1,998)

Adjusted for certain items:
Impairment	—	1,042
Amortization	47	56
Restructuring costs	—	8
Transaction and transformation	2	74
Net periodic pension and postretirement benefits	(12)	(22)
(Gain)/loss on disposal of operations	(26)	1,190
Adjusted income before taxes	$401	$350

Provision for/(benefit from) income taxes	$77	$(322)
Tax effect on certain items listed above(ii)	9	391
Tax effect of significant adjustments	5	—
Adjusted income taxes	$91	$69

U.S. GAAP tax rate	19.7%	16.1%
Adjusted income tax rate	22.4%	19.7%

	Nine Months Ended September 30,
	2025	2024

Income/(loss) from operations before income taxes and interest in earnings of associates	$1,006	$(1,589)

Adjusted for certain items:
Impairment	—	1,042
Amortization	144	176
Restructuring costs	—	29
Transaction and transformation	4	296
Provision for specified litigation matter(i)	—	13
Net periodic pension and postretirement benefits	50	(65)
(Gain)/loss on disposal of operations	(40)	1,190
Adjusted income before taxes	$1,164	$1,092

Provision for/(benefit from) income taxes	$121	$(248)
Tax effect on certain items listed above(ii)	47	476
Tax effect of significant adjustments	79	7
Adjusted income taxes	$247	$235

U.S. GAAP tax rate	12.0%	15.6%
Adjusted income tax rate	21.2%	21.5%

(i) Represents a provision related to potential litigation arising out of a structured insurance program originally placed for a client over 15 years ago. The program is of a type and complexity that was highly bespoke to the client and for that reason is unlikely to be exactly replicated elsewhere. Because of this, while we do not believe the potential litigation is material, we believe excluding this matter from adjusted results makes results more comparable from period to period and more representative of our core business operations.
(ii) The tax effect was calculated using an effective tax rate for each item.

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	Nine Months Ended September 30,
	2025	2024

Cash flows from operating activities	$1,004	$913
Less: Additions to fixed assets and software	(166)	(189)
Free Cash Flow	$838	$724

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY Condensed Consolidated Statements of Income (In millions of U.S. dollars, except per share data) (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue	$2,288	$2,289	$6,772	$6,895

Costs of providing services
Salaries and benefits	1,413	1,396	4,186	4,135
Other operating expenses	352	419	1,053	1,315
Impairment	—	1,042	—	1,042
Depreciation	56	60	167	176
Amortization	47	56	144	176
Restructuring costs	—	8	—	29
Transaction and transformation	2	74	4	296
Total costs of providing services	1,870	3,055	5,554	7,169

Income/(loss) from operations	418	(766)	1,218	(274)

Interest expense	(65)	(65)	(194)	(197)
Other income/(loss), net	37	(1,167)	(18)	(1,118)

INCOME/(LOSS) FROM OPERATIONS BEFORE INCOME TAXES AND INTEREST IN EARNINGS OF ASSOCIATES	390	(1,998)	1,006	(1,589)

(Provision for)/benefit from income taxes	(77)	322	(121)	248

INCOME/(LOSS) FROM OPERATIONS BEFORE INTEREST IN EARNINGS OF ASSOCIATES	313	(1,676)	885	(1,341)

Interest in earnings of associates, net of tax	(7)	4	(8)	5

NET INCOME/(LOSS)	306	(1,672)	877	(1,336)

Income attributable to non-controlling interests	(2)	(3)	(7)	(8)

NET INCOME/(LOSS) ATTRIBUTABLE TO WTW	$304	$(1,675)	$870	$(1,344)

EARNINGS/(LOSS) PER SHARE
Basic earnings/(loss) per share	$3.12	$(16.44)	$8.80	$(13.11)
Diluted earnings/(loss) per share	$3.11	$(16.44)	$8.74	$(13.11)

Weighted-average ordinary shares, basic	98	102	99	103
Weighted-average ordinary shares, diluted	98	102	100	103

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY Condensed Consolidated Balance Sheets (In millions of U.S. dollars, except share data) (Unaudited)
	September 30,	December 31,
	2025	2024
ASSETS
Cash and cash equivalents	$1,895	$1,890
Fiduciary assets	9,967	9,504
Accounts receivable, net	2,189	2,494
Prepaid and other current assets	570	1,217
Total current assets	14,621	15,105
Fixed assets, net	686	661
Goodwill	8,936	8,799
Other intangible assets, net	1,185	1,295
Right-of-use assets	480	485
Pension benefits assets	589	530
Other non-current assets	942	806
Total non-current assets	12,818	12,576
TOTAL ASSETS	$27,439	$27,681
LIABILITIES AND EQUITY
Fiduciary liabilities	$9,967	$9,504
Deferred revenue and accrued expenses	1,868	2,211
Current debt	550	—
Current lease liabilities	123	118
Other current liabilities	735	765
Total current liabilities	13,243	12,598
Long-term debt	4,763	5,309
Liability for pension benefits	524	615
Provision for liabilities	369	341
Long-term lease liabilities	475	502
Other non-current liabilities	255	299
Total non-current liabilities	6,386	7,066
TOTAL LIABILITIES	19,629	19,664
COMMITMENTS AND CONTINGENCIES
EQUITY(i)
Additional paid-in capital	11,037	10,989
(Accumulated deficit)/retained earnings	(593)	109
Accumulated other comprehensive loss, net of tax	(2,709)	(3,158)
Total WTW shareholders' equity	7,735	7,940
Non-controlling interests	75	77
Total Equity	7,810	8,017
TOTAL LIABILITIES AND EQUITY	$27,439	$27,681

(i) Equity includes (a) Ordinary shares $0.000304635 nominal value; Authorized 1,510,003,775; Issued 96,047,109 (2025) and 99,805,780 (2024); Outstanding 96,047,109 (2025) and 99,805,780 (2024) and (b) Preference shares, $0.000115 nominal value; Authorized 1,000,000,000 and Issued none in 2025 and 2024.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY Condensed Consolidated Statements of Cash Flows (In millions of U.S. dollars) (Unaudited)
	Nine Months Ended September 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME/(LOSS)	$877	$(1,336)
Adjustments to reconcile net income to total net cash from operating activities:
Depreciation	167	176
Amortization	144	176
Impairment	—	1,042
Non-cash restructuring charges	—	17
Non-cash lease expense	71	76
Net periodic cost/(benefit) of defined benefit pension plans	100	(15)
Provision for doubtful receivables from clients	8	13
Benefit from deferred income taxes	(62)	(379)
Share-based compensation	104	85
(Gain)/loss on disposal of operations	(40)	1,190
Non-cash foreign exchange loss/(gain)	30	(25)
Other, net	34	32
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries:
Accounts receivable	382	271
Other assets	(142)	(299)
Other liabilities	(689)	(159)
Provisions	20	48
Net cash from operating activities	1,004	913

CASH FLOWS FROM/(USED IN) INVESTING ACTIVITIES
Additions to fixed assets and software	(166)	(189)
Acquisitions of operations, net of cash acquired	(14)	(28)
Contributions to investments in associates	(16)	—
Net proceeds from sale of operations	870	—
Cash and fiduciary funds transferred in sale of operations	(54)	—
Net purchases of held-to-maturity securities	(50)	—
Net purchases of available-for-sale securities	(40)	(13)
Net cash from/(used in) investing activities	530	(230)

CASH FLOWS (USED IN)/FROM FINANCING ACTIVITIES
Senior notes issued	—	746
Debt issuance costs	—	(9)
Repayments of debt	(4)	(653)
Repurchase of shares	(1,300)	(506)
Net proceeds from fiduciary funds held for clients	343	934
Payments of deferred and contingent consideration related to acquisitions	(19)	(2)
Cash paid for employee taxes on withholding shares	(53)	(30)
Dividends paid	(269)	(265)
Acquisitions of and dividends paid to non-controlling interests	(9)	(10)
Net cash (used in)/from financing activities	(1,311)	205

INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	223	888
Effect of exchange rate changes on cash, cash equivalents and restricted cash	202	32
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD(i)	4,998	3,792
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD(i)	$5,423	$4,712

(i) The amounts of cash, cash equivalents and restricted cash, their respective classification on the condensed consolidated balance sheets, as well as their respective portions of the increase or decrease in cash, cash equivalents and restricted cash for each of the periods presented have been included in the Supplemental Disclosure of Cash Flow Information section.

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

	Nine Months Ended September 30,
	2025	2024

Supplemental disclosures of cash flow information:
Cash and cash equivalents	$1,895	$1,372
Fiduciary funds (included in fiduciary assets)	3,528	3,340
Total cash, cash equivalents and restricted cash	$5,423	$4,712

Decrease in cash, cash equivalents and other restricted cash	$(66)	$(54)
Increase in fiduciary funds	289	942
Total(i)	$223	$888

(i) Does not include the effect of exchange rate changes on cash, cash equivalents and restricted cash.